                                                                      EXHIBIT 99


NEWS RELEASE                                                      [VERIZON LOGO]




FOR IMMEDIATE RELEASE                       CONTACT:
APRIL 9, 2002                               BOB VARETTONI
                                            212-395-7726
                                            robert.a.varettoni@verizon.com


                 VERIZON COMMUNICATIONS SEES FIRST QUARTER 2002
                   EARNINGS PER SHARE IN RANGE OF EXPECTATIONS

          ADJUSTED EPS EXPECTED AT 72 CENTS; APPROXIMATELY $2.5 BILLION
            ANTICIPATED IN CHARGES FOR GOODWILL AND OTHER INVESTMENTS

         NEW YORK -- Verizon Communications Inc. (NYSE:VZ) today estimated that adjusted diluted Earnings Per Share (EPS) would be approximately 72 cents for the first quarter of 2002, which is in the range of analyst expectations. The company also said that it expects a special non-cash charge of approximately $2.5 billion in the quarter, primarily for write-downs associated with goodwill and other investments.

         Verizon will announce complete first-quarter results on April 23. First-quarter special items are in the process of being finalized and will include an adjustment for new accounting rules that require implementation of Statement of Financial Accounting Standards No. 142. This is expected to result in up to $500 million in after-tax charges for goodwill and other intangible assets the company currently carries on its balance sheet.

         In addition, other charges will reflect the current market values of investments, primarily including CANTV in Venezuela, CTI Holdings in Argentina and Metromedia Fiber Network in the U.S. The company estimates that the net effect of the write-down of these investments, after taking into account asset sales and other items, will total approximately $2 billion after-tax.

         Verizon Vice Chairman and Chief Financial Officer Fred Salerno said, "Given the change in accounting rules for goodwill and the volatility in certain world markets, we wanted to give

Verizon News Release, page 2


the parameters of the approximate charges associated with these items as soon as possible after the end of the first quarter."

         Salerno added, "As we have said previously, we do not expect to report an improvement in revenue growth due to the continuing effects of the economic downturn. Still, we expect our adjusted first-quarter earnings to be within the range of analyst expectations, primarily due to our continued, aggressive focus on cost control."


         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with
132.1 million access line equivalents and approximately 29.4 million wireless customers. Verizon is also the largest directory publisher in the world. With more than $67 billion in annual revenues and approximately 247,000 employees, Verizon's global presence extends to more than 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

                                      ####

ON THE INTERNET: Verizon news releases, executive speeches, biographies, media contacts and other information are available at Verizon's News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for personalized automatic delivery of Verizon news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the duration and extent of the current economic downturn; materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final outcome of federal, state, and local regulatory initiatives and proceedings, including arbitration proceedings, and judicial review of those initiatives and proceedings, pertaining to, among other matters, the terms of interconnection, access charges, and unbundled network element and resale rates; the extent, timing, success, and overall effects of competition from others in the local telephone and toll service markets; the timing and profitability of our entry and expansion in the national long-distance market; our ability to satisfy regulatory merger conditions and obtain combined company revenue enhancements and cost savings; the profitability of our broadband operations; the ability of Verizon Wireless to achieve revenue enhancements and cost savings, and obtain sufficient spectrum resources; the continuing financial needs of Genuity Inc., our ability to convert our ownership interest in Genuity into a controlling interest consistent with regulatory conditions, and Genuity's ensuing profitability; our ability to recover insurance proceeds relating to equipment losses and other adverse financial impacts resulting from the terrorist attacks on Sept. 11, 2001; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.